Exhibit 99.1

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	July 9, 2014
Contact:	Paul Dingsdale, Director, Corporate Communications
(323) 881-4150 pdingsdale@unifiedgrocers.com

Brad Alford joins the Board of Directors

of Unified Grocers, Inc.

(LOS ANGELES) — Former Chairman and CEO of Nestlé USA Brad Alford has been appointed as an independent, non-shareholder director to the board of directors of Unified Grocers, Inc. (“Unified” or the “Company”).

“We appreciate Brad’s willingness to serve as a director and look forward to benefitting from his judgment and counsel,” said Richard E. Goodspeed, Chairman of the Board of Unified. “He is an internationally renowned leader. His deep expertise in manufacturing and distribution with one of the world’s largest consumer packaged goods companies will add a valuable perspective to our Board of Directors and complement the retail experience we gained with the appointment of former Farmer Bros. Co. President and CEO Rocky Laverty in April.”

“We are pleased to welcome Brad to the board of directors,” said Unified President and Chief Executive Officer Bob Ling. “His appointment reflects our confidence regarding the business prospects for independent retail grocers and our commitment to serving that market. Adding two such distinguished directors in the space of a few months only strengthens the overall capability of our board. We are all looking forward to working with Brad.”

“I’m delighted to join the Unified board,” said Alford. “The Company is clearly in growth mode and I’m looking forward to working with both the board and management to position Unified for continued success in the years to come.”

Nestlé USA is the largest division within Nestlé. During Alford’s time as CEO, revenue grew from $7.5 billion in 2006 to $12.7 billion in 2012. Alford’s leadership principles included focusing management on “making the complex, simple” and developing a strategic focus on three key elements: people, innovation and execution. These principles led Fortune Magazine to recognize the company as the “Most Admired Food and Beverage Company” for 10 years in a row.

Alford spent his entire career with Nestlé, or companies acquired by Nestlé. He began his career in 1980 as a sales/marketing trainee with the Carnation Company, acquired by Nestlé in 1985. Subsequently, he enjoyed increasingly responsible positions in both U.S. and International Divisions, including Pet Care, Confections, Beverages, Frozen Foods, Ice Cream and Food Services. Throughout his career, he was focused on initiatives to improve processes and facilitate best practices across the organization.

Alford graduated with a BS degree from Miami University and he holds an MBA from Indiana University. He is currently on the Board at Avery Dennison and was an Executive Board Member of the Grocery Manufacturers Association.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $3.7 billion in sales during fiscal year 2013, offer independent retailers all the resources they need to compete in the supermarket industry.

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